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                                                                      EXHIBIT 11

                                  Schawk, Inc.
       Computation of Net Income Per Common and Common Equivalent Shares
                     (In thousands, except per share data)





                                                                     Three months ended March 31

                                                                      1997                   1996
                                                                      ----                   ----

Primary:

Average number of shares used to compute primary
        earnings per share                                           19,885                 19,305
Common stock issuable upon assumed conversion of
        stock option exercises                                           19                    102
                                                                  ---------               --------
Total                                                                19,904                 19,407
                                                                  =========               ========

Net income available for Class A common shares:
Net income                                                        $   1,890               $  1,588
Less preferred dividends                                                285                    313
                                                                  ---------               --------
Net income available for Class A common shares                    $   1,605               $  1,275
                                                                  =========               ========

Primary earnings per share                                        $    0.08               $   0.07

Fully diluted:

Average number of shares used to compute fully
        diluted earnings per share                                   19,885                  19,305
Common stock issuable upon assumed conversion
        of stock option  exercises                                       19                     146
                                                                  ---------               ---------
                                                                     19,904                  19,451
                                                                  =========               =========

Net income available for Class A common shares:

    Net income                                                    $   1,890               $   1,588
    Less preferred dividends                                            285                     313
                                                                  ---------               ---------
Net income available for Class A common shares                    $   1,605               $   1,275
                                                                  =========               =========

Fully diluted earnings per share                                  $    0.08               $    0.07



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